UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 29, 2008

GTSI Corp.
(Exact name of registrant as specified in its charter)

Delaware	0-19394	54-1248422
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3901 Stonecroft Boulevard Chantilly, Virginia	20151-1010
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (703) 502-2000

(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(c) On October 29, 2008, GTSI Corp. (the “Company”) appointed Peter Whitfield, age 49, as Chief Financial Officer of the Company effective October 29, 2008. Mr. Whitfield has held the position of interim Chief Financial Officer since August 28, 2008, and prior to that he formerly held the position as the Company’s Vice President of Financial Planning, Analysis, and Internal Audit, since June 2008. Mr. Whitfield began his career at GTSI in August 2006 as the Company’s interim Controller and was then promoted as Vice President of Internal Audit in March of 2007.

Mr. Whitfield held various executive leadership positions in sales operations and finance for several companies, including MCI, Winstar, Broadwing, and InPhonic, an internet-based retailer where he was responsible for leading the customer service, fulfillment, procurement, credit and activation processes. Before joining GTSI, Mr. Whitfield held the title of Senior Vice President for Operations at Inphonic from June 2005 until June 2006. Prior to this position he served as the Vice President of Fulfillment for Inphonic from September 2003. Mr. Whitfield holds a BS in public accounting from Pace University, Pleasantville, NY.

Mr. Whitfield has no familial relationship with any director, executive officer, or person nominated or chosen by the Company to become a director or executive officer. In addition, there are no known related party transactions involving Mr. Whitfield and the Company, or any other related party. A description of the Company’s Employment Agreement with Mr. Whitfield is presented in Item 5.02(e) below.

A copy of the Company’s press release announcing the appointment of Mr. Whitfield as Chief Financial Officer is attached to this current report on Form 8-K as Exhibit 99.1.

(e) The Company and Mr. Whitfield entered into an Employment Agreement pursuant to which Mr. Whitfield has agreed to serve as Chief Financial Officer effective October 29, 2008 (the “Agreement”). Pursuant to the Agreement, the Company will pay Mr. Whitfield (with such pay effective as of October 1, 2008) a salary at the annual rate of $250,000 and during the term of the Agreement, Mr. Whitfield will have a targeted annual bonus of up to $125,000 at 100% achievement, or $250,000 at 200% achievement, subject to the Company’s then existing bonus plan attainment level.

The Company will also provide Mr. Whitfield with a severance payment equal to six (6) months of base salary for a termination without cause, as defined in the Agreement, and in the case of termination without cause under a change of control occurrence (as defined in the Agreement), a severance equal to twelve (12) months of total targeted compensation. In addition, the Company will provide Mr. Whitfield with the employee benefits accorded other senior executive officers of the Company.

As part of the Employment Agreement, Mr. Whitfield will be receiving 25,000 options under the Company’s Amended and Restated 2007 Stock Incentive Plan, and under the Company’s Long-Term Incentive Plan, he will also be receiving 5,402 restricted stock shares and 15,569 stock settled appreciation rights. Such awards were granted on October 29, 2008 and will be subject to the Company’s standard vesting periods. Descriptions of these plans are located in the Company’s most recent definitive proxy statement filed with the Securities and Exchange Commission on March 31, 2008.

The foregoing description of the Agreement is only a summary and is qualified in its entirety by reference to the complete text of the Agreement, a copy of which is attached to this Current Report as Exhibit 99.2.

Item 9.01 Financial Statements and Exhibits

(d) Exhibits.

99.1	Press Release issued by GTSI Corp., dated November 3, 2008.

99.2	Employment Agreement, Peter Whitfield

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

GTSI Corp.

By: /s/ James J. Leto
James J. Leto
Chief Executive Officer

Date: November 3, 2008

EXHIBIT INDEX

Exhibit Number	Description

99.1	Press Release issued by GTSI Corp., dated November 3, 2008.

99.2	Employment Agreement, Peter Whitfield